BODYGUARD RECORDS.COM, INC.
--------------------------------------------------------------------------------
                                                               56 Colfax Avenue,
                                                              Clifton, NJ 07015.
                                                                 (973) 574-1315.
January 25, 2002

Mr. John Rollo
5 Glenfield Road
Glenridge, NJ 07028

Mr. Eugene Foley
6 Ashleigh Drive
Hazlet, NJ 07730

Re: Amendment No. 4 to Employment Agreements

Gentlemen:

     As a result of recent events, it has become necessary to again amend the two identical employment agreements dated December 1, 1999 between each of you (hereinafter individually referred to as the "Executive" and collectively as the "Executives") and Bodyguard Records.com, Inc., a Delaware corporation (the "Company") as amended on June 7, 2000 and June 1, 2001( collectively, the "Agreements"). Accordingly, this will serve to confirm our prior conversations and negotiations concerning the parameters of this the fourth amendment to the Agreements. In this regard, and in consideration of the mutual benefit derived herefrom, the receipt and adequacy of which is hereby jointly and severally acknowledged and accepted, we hereby agree as follows:

     1. AMENDMENTS.

     A. Paragraph 3 of the Agreements is hereby amended to read in its entirety as follows:

     "3. COMPENSATION. The Company and the Executives hereby agree as follows with respect to the Executive's compensation under the Agreements:



               A). WAIVER OF COMPENSATION. The Executives hereby waive any and all rights to receive salary or other compensation that, as a result of a literal interpretation of the terms and conditions of the Agreements, the Company may have inadvertently been accruing for and on behalf of the Executives from the period commencing December 1, 1999 through July 1, 2001. In this regard, the Executives hereby acknowledge, agree and hereby reconfirm that the Executives' salary, as enumerated in subparagraph C). below, shall not commence until the closing date of the Company's initial public offering pursuant to SB-2 Registration Statement No. 333-40444, (the "Commencement Date") and shall continue thereafter for a period of three years. The Company hereby agrees to compensate the Executives for the performance of the services by the Executives and the duties required by them under Paragraph 2 hereof and their respective other obligations hereunder, and the Executives hereby accept the compensation set forth in Paragraphs "C" and "D" below as their sole compensation hereunder;

               B.) ADVANCES. The Executives hereby agree and consent that in lieu of salary or other compensation to the Executives, and until the Commencement Date, the Company shall advance funds to Rollo Entertainment Corp., a Delaware corporation of which John Rollo, an executive officer, director and principal stockholder of the Company is the sole officer, director and stockholder, and Foley Entertainment, Inc., a New Jersey corporation of which Eugene Foley, an executive officer, director and principal stockholder of the Company, is the sole officer, director and stockholder. The funds shall be advanced to the two entities for the development of the Company and its roster of artists, and for promotional, marketing and related services and expenses rendered or expended on behalf of the Company. It is further specifically agreed and understood that the payment of advances as herein enumerated shall cease as of the Commencement Date;

               C). SALARY. Starting on the Commencement Date, the Company shall pay to the Executives and the Executives each hereby accept an annual salary of $75,000 during the first year of the term of this Agreement. During the second and third year, the Executives' salary shall increase the larger of: (a) 6% per year; or (b) by an amount each year equal to the year-to-year percentage change in the Consumer Price Index ("CPI"). Such salary shall be payable in accordance with the regular payroll practices of the Company;

               D.) PERFORMANCE BONUS. Starting on the Commencement Date, during each tear of the term of this Agreement, and subject to any of the artists that have entered into an Artist Recording Agreement with the Company reaching the following levels of net CD sales under their respective artist agreements, the Company hereby agrees to pay to each of the Executives the following cash bonus:

                NO. OF CD'S SOLD               CASH BONUS

                     100,000                     $ 10,000
                     250,000                       25,000
                     500,000                       50,000
                   1,000,000                      100,000

Mr. John Rollo
Mr. Eugene Foley
January 25, 2002
Page 3
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               The Executives hereby acknowledge and accept that all bonuses will be cumulative and payable within 30 days after receipt by the Company of written confirmation of CD sales;

                    E). ADDITIONAL COMPENSATION. As additional compensation, and subject to the terms and conditions hereinafter set forth, the Company hereby agrees to pay to the Executives the Benefits set forth in Paragraph 4 of the Agreements; and

                    F.) EXCLUSIVITY. During the term of the Agreements, the
               Executives shall each devote his entire time and attention to the business and affairs of the Company. The Executives shall not, without the prior written consent of the Company, engage in any business or activity for any other firm, entity or corporation."

     B. Paragraph 8 A of the Agreements is hereby amended to read in its entirety as follows:

                           "8. TERM AND TERMINATION.

                    A). The initial term of this Agreement shall commence on the
               Commencement Date and shall continue thereafter for a period of three years. Thereafter, this Agreement shall be renewed upon the mutual consent of the Company and the Executives. Prior to the Commencement Date of this Agreement, and in accordance with the terms of Section 1 A of this Agreement, no payment or accruals of salary or other compensation under the Agreements shall be made by the Company for or on behalf of the Executives."

     2. CONFIRMATION OF AGREEMENTS. Except as herein modified, the parties hereby reconfirm the validity and enforceability of the Agreements.

     If the foregoing correctly sets forth our agreement and understanding, please indicate your acceptance by signing the enclosed copy of this letter agreement in the space marked "Agreed to and Accepted" and returning the signed document to me via facsimile.


Very truly yours,

Bodyguard Records.com, Inc.


By: /S/ JOHN ROLLO
    ----------------------------------
      John Rollo, President

By: /S/ EUGENE FOLEY
    -------------------------------
      Eugene Foley, Chief
      Executive Officer

AGREED TO AND ACCEPTED:

          /S/ JOHN ROLLO
--------------------------------------------
        John Rollo, Individually

          /S/ EUGENE FOLEY

    Eugene Foley, Individually